Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made and entered into between the undersigned (referred to herein as “Executive”) and Jamba Juice Company, a California corporation (the “Company”), pursuant to the Executive Retention and Severance Plan adopted by Jamba, Inc. effective July 25, 2013 (the “Plan”).

1.          Separation. Executive’s last day of work with the Company is anticipated to be March 20, 2017 (the actual termination date, the “Separation Date”), on which date the Company intends to terminate Executive without Cause (as such term is defined in the Plan).

2.          Accrued Salary and Vacation. On the Separation Date, the Company will pay Executive all salary and unused vacation through the Separation Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether you sign this Agreement.

3.          Consideration. In consideration for signing this release and an additional, substantially identical release setting forth the terms contained in Sections 5, 6 and 7 of this Agreement, no earlier than the Separation Date and no later than 60 days after the Separation Date, and provided that Executive does not revoke either release and complies with the other provisions as required by the Plan for receipt of Severance Benefits (as defined in the Plan), the Company will provide Executive with the Severance Benefits provided pursuant to Section 4.1 of the Plan. If Executive continues to work on a full-time basis and be employed by the Company through December 15, 2016, in lieu of the payment schedule set forth in the Plan, One Hundred and Fifty Thousand Dollars of the Severance Benefits will be paid to Executive on December 15, 2016, subject to standard payroll deductions and withholdings, with the balance of the Severance Benefits paid to Executive as salary continuation in approximate equal payments over twelve (12) months in accordance with the Company’s bi-weekly payroll schedule, beginning on the first payroll date after the Separation Date, subject to standard payroll deductions and withholdings.

(a)          Additional Consideration. For purposes of providing the Company an orderly transition, in addition to the Severance Benefits provided pursuant to Section 4.1 of the Plan, the Company will provide the following additional consideration if Executive continues to work on a full-time basis and be employed by Company through March 20, 2017 or such earlier Separation Date that the Company may otherwise determine and provide notice of same to Executive. If the Company determines an earlier Separation Date than March 20, 2017 other than due to a termination for Cause (as defined in the Plan), Executive shall nonetheless be paid salary through March 20, 2017, subject to standard payroll deductions and withholdings. If Executive resigns her employment or is terminated for Cause, death, or Disability prior to March 20, 2017 (or such earlier date as mutually determined with the Company), then, notwithstanding the release of claims being signed by Executive herein, Executive shall not be paid salary through March 20, 2017 but only through such last date of employment and shall not be eligible for the following additional consideration set forth today.

(1)         Accelerated Vesting of Equity Awards

(i)          Options. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Option held by Executive, the vesting and exercisability of each such Option shall be accelerated by twelve (12) months upon the Separation Date, subject to Board approval.

(ii)         Restricted Stock and Restricted Stock Units. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing Restricted Stock or Restricted Stock Units held by Executive, vesting of such Restricted Stock and Restricted Stock Units shall be accelerated by twelve (12) months upon the Separation Date.

(iii)        Time-Based Portion of Performance Based Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing performance based awards, if Executive is eligible to receive a performance based award on the Separation Date, vesting of such performance based award shall be accelerated by twelve (12) months upon the Separation Date, such that Executive shall be deemed to have completed an additional twelve (12) months of service to the Company to be eligible for achieve any time based portion of a performance based award, subject to the actual attainment of the performance metrics thereof.

(iv)        Other Performance Awards. Except as set forth above, the treatment of stock-based compensation upon the consummation of a Change in Control shall be determined in accordance with the terms of the plans or agreements providing for such awards. In addition, any award of Options, Restricted Stock, or Restricted Stock Units, the value or vesting of which is determined based on attainment of performance metrics, such awards shall be governed by the terms of the award and not Section 5 of the Plan. Performance based awards are not affected by the accelerated vesting in clauses (i) or (ii) of Section 3(a)(1) above except to the extent of the deemed services for purposes of the time-based portion thereof. Performance metrics for determination of achievement of performance based awards measured based upon a future date shall instead be measured as of the Separation Date. Executive will be eligible to receive the 2016 Target Bonus if earned without any deduction based on Executive’s Separation.

(2)         Health Insurance

(i)          To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue her group health insurance benefits at her own expense. For a period of twelve (12) months, the Company will continue to pay the employer portion of Executive group health insurance premiums and Executive will only be responsible for the employee portion of that monthly premium, provided Executive do not become eligible for health coverage from another employer during this period. After twelve (12) months, Executive will be responsible for paying the entire premium to maintain coverage. Later, Executive may be able to convert to an individual policy through the provider of the Company’s health insurance, if Executive wishes. Executive will be provided with a separate notice of your COBRA rights.

(3)         No Duty to Mitigate. Notwithstanding Section 16.2 of the Plan, Executive has no obligation to mitigate and any amounts payable under the Plan and/or this Agreement will not be reduced by any amounts earned by Executive from other employment or business activities during the Severance Benefit Period.

(b)          Retention Bonus.

(i)          So long as Executive continues her employment with Company and executes her duties through July 15, 2016, Executive will be eligible to receive a Retention Bonus in an amount of $75,000.

(ii)         In the event the Company ends Executive’s employment prior to July 15, 2016 for any reason other than Cause, it will nevertheless pay Executive 100% of the Retention Bonus that would have been payable to Executive under this Agreement had the Company not ended your employment prior to July 15, 2016 .

(iii)        The Company will pay the Retention Bonus Payment promptly on July 15, 2016. The Retention Bonus shall be subject to all withholdings required by law.

4.          Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in Paragraph 3 of this Agreement, Executive will not receive any additional compensation, severance or benefits after the Separation Date.

5.          Release of Claims.

(a)          THIS IS A GENERAL RELEASE OF ALL CLAIMS. As consideration for the Severance Benefits and Additional Consideration being provided to you, Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, administrators, attorneys, representatives, and assigns, hereby fully and forever releases Company and its legal representatives, officers, directors, fiduciaries, employees, investors, shareholders, insurers, agents, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, both in their individual and corporate capacities (collectively, the “Releasees”), of and from any and all claims and causes of action, demands, duties, obligations, agreements, promises, liabilities, damages, costs, and/or fees, whether known or unknown, suspected or unsuspected, arising out of or relating to Executive's employment, including the termination of his employment, including without limitation: (i) any and all claims relating to or arising from Executive's employment relationship with Company and the termination of that relationship; (ii) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of, shares of stock of Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law; (iii) any and all claims under the law of any jurisdiction including without limitation wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent and intentional infliction of emotional distress; negligent and intentional misrepresentation; negligent and intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (iv) any and all claims for violation of any federal, state or municipal statute, including without limitation all employment laws, including without limitation the California Fair Employment and Housing Act; the California Unruh Act; the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Fair Labor Standards Act; the Americans with Disabilities Act; the Older Workers' Benefits Protection Act; the Family Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the California Constitution; the California Labor Code; the California Business & Professions Code; the California Government Code; the California Civil Code; and all other laws against discrimination or applicable to employment that may be the subject of a release under applicable law; (v) any and all claims for violation of the federal, or any state, constitution; (vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; (vii) any and all claims arising out of any personnel policies, contracts of employment, any other contracts, severance pay agreements, and covenants of good faith and fair dealing; (viii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; (ix) any claim or damage arising out of Executive's employment with or separation from Company under any common law theory or any federal, state, or local statute or ordinance not specifically referred to above; (x) any and all claims for unpaid or withheld wages, severance, benefits, bonuses, commissions, and other compensation of any kind that Executive may have against the Releasees; and (xi) any and all claims for attorneys' fees and costs.

(b)          Executive specifically agrees that this Agreement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq. based on alleged violations of Labor Code provisions. Executive further covenants that he will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.

(c)          Executive understands and agrees that, to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against any of the Releasees at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing this Agreement. Executive agrees not to file or pursue any such legal claims and, if Executive does pursue such legal claims, Executive waives any right to receive monetary recovery. By Executive's signature below, Executive represents that she has not filed any such legal claims against any of the Releasees in any federal, state, or municipal court, administrative agency, or other tribunal.

(d)          Nothing in this Agreement shall be construed to waive any claims that cannot be waived as a matter of law. In addition, this Agreement does not prevent Executive from filing an administrative charge against any Releasee that may not be released as a matter of law; however, Executive agrees that Executive shall not be entitled to recover any monetary payments or other individual benefits in any such proceeding.

(e)          Nothing in this Agreement will affect the ability of Executive or Company to enforce rights or entitlements specifically provided for under this Agreement as set forth above, or any rights or claims that may arise after the date that Executive executed this Agreement. By Executive's signature below, Executive represents that: (a) Executive is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Executive by Company, other than the Consideration specifically promised in this Agreement; (b) Executive has not been denied any request for leave to which Executive believes she was legally entitled, and Executive was not otherwise deprived of any of his rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Executive has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver. Company's obligations under this Agreement are contingent upon Executive's compliance with all terms and conditions provided for herein.

6.          Section 1542 Waiver/Release of Unknown Claims. Executive expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Executive did not know or suspect to exist in his favor at the time of the date of Executive’s execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Consideration provided under this Agreement are also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that California Civil Code section 1542 may provide otherwise. Executive expressly waives any right or benefit available to him in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

7.          Age Discrimination in Employment Act. Executive acknowledges, agrees and understands that:

(a)          under the general release detailed above, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);

(b)          the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement;

(c)          the payments and other consideration that are being provided to Executive are of significant value and are in addition to what Executive otherwise would be entitled;

(d)          Executive is being advised in writing to consult with an attorney before signing this Agreement;

(e)          Executive is being given a period of forty-five (45) days within which to review and consider this Agreement before signing it, though Executive may sign earlier, and if Executive fails to sign and return this Agreement within the forty-five (45) day consideration period, Company’s offer and this Agreement will expire on its own terms;

(f)          Executive may revoke his acceptance of this Agreement by providing written notice to Company within seven (7) days following its execution, and any notice of revocation of this Agreement must be in writing and transmitted by hand or certified mail to Jamba Juice Company, 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, Attn: Kathy Wright; and

(g)          Because of Executive’s right to revoke this Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by Executive to Company (the “Effective Date”), and Executive will not be entitled to any of the benefits set forth in this Agreement until after the Effective Date.

8.          Return of Company Property. Within one (1) week the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, manuals, business plans and forecasts, financial information, specifications, computer- recorded information, electronically stored information, passwords, usernames, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9.          Proprietary Information Obligations. Executive agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company or any other member of the Company Group.

10.         Cooperation. After the Separation Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, or other matters arising from events, acts or failures to act which occurred during the time period in which you were employed by the Company. Cooperation includes, without limitation, making yourself available upon reasonable notice at the Company’s request for interviews, depositions and trial testimony.

11.         Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: you may disclose this Agreement to your immediate family, attorneys, accountants, tax preparers and financial advisors, and you may also disclose this Agreement as may be required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

12.         Public Communications; Non-Disparagement. Executive agrees that all communications with Company’s investors, the media, and franchisees shall be consistent with the written communication plan established by the Board with input from Executive. At all times prior to and after the Separation Date, Executive agrees that Executive will not make any disparaging or derogatory remarks about the Company or any of its officers, directors, employees, or agents or the Board at any time.

13.         Section 409A. This Agreement shall be interpreted such that the payments made thereunder shall comply with, or be exempt from, Section 409A of the Internal Revenue Code, as amended, and the Treasury Regulations and any applicable guidance thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent that the Company determines that any payment or benefit pursuant to this Agreement is subject to Section 409A, such payment or benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A (including, without limitation, in the case of any amount that is payable in connection with termination of Executive’s employment, such amount will only be paid in the event that such termination constitutes a “separation from service” within the meaning of Section 409A and will be paid on the first business day following a six-month delay if Executive shall be a specified employee (within the meaning of Section 409A), in each case, to the extent necessary to comply with Section 409A). For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

14.         No Claims Filed. You represent and warrant that you have not filed or instituted any claim before any court, administrative agency, arbitrator, or other tribunal against the Company. This Agreement does not prevent you from filing an administrative charge against the Company that may not be released as a matter of law; however, you agree that you shall not be entitled to recover any monetary payments or other individual benefits in any such proceeding

15.         Entire Agreement. This Agreement and the Plan constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It supersedes any and all agreements entered into by and between you and the Company. It is entered into voluntarily, without reliance on any promise or representation, written or oral, other than those expressly contained herein.

16.         Non-Admission of Liability. This Agreement shall not in any way be construed as an admission of liability by either the Company or you or that either the Company or you have acted wrongfully with respect to the other, and the Company and you specifically disclaim any liability to or wrongful acts against one another.

17.         Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

The parties having read the Agreement and accept and agree to the provisions it contains and hereby execute it with full understanding of its consequences.

Jamba Juice Company

/s/ David A. Pace	August 3, 2016
Signature	Date

David A. Pace	Chief Executive Officer
Print Name	Title

Executive

Karen L. Luey

/s/ Karen L. Luey	August 3, 2016
Signature	Date